Exhibit 99.1

EXECUTION

CREDIT AGREEMENT

dated as of September 12, 2006

among

EMC CORPORATION,

VARIOUS LENDERS,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Sole Lead Arranger and

Administrative Agent

$2,200,000,000 Senior Credit Facility

4.12. Payment of Taxes.	33
4.13. [Reserved].	33
4.14. Environmental Matters	33
4.15. No Defaults	34
4.16. [Reserved].	34
4.17. Governmental Regulation	34
4.18. Margin Stock	34
4.19. Employee Matters	34
4.20. Employee Benefit Plans	35
4.21. Solvency	35
4.22. [Reserved]	35
4.23. Compliance with Statutes, etc	35
4.24. Disclosure	36
4.25. Material Subsidiaries	36
4.26. Patriot Act	36
4.27. Cash on Hand	36
SECTION 5. AFFIRMATIVE COVENANTS	36
5.1. Financial Statements and Other Reports	36
5.2. Existence	38
5.3. Payment of Taxes and Claims	39
5.4. Maintenance of Properties	39
5.5. Insurance	39
5.6. Inspections	39
5.7. Conduct of the Business	40
5.8. Compliance with Laws	40
5.9. Further Assurances	40
SECTION 6. NEGATIVE COVENANTS	40
6.1. Indebtedness	40
6.2. Liens	42
6.3. [Reserved]	43
6.4. Restrictions on Subsidiary Distributions	43
6.5. Investments	44
6.6. [Reserved]	44
6.7. Fundamental Changes; Disposition of Assets; Acquisitions	44
6.8. Disposal of Subsidiary Interests	45
6.9. [Reserved]	45
6.10. [Reserved]	45
6.11. [Reserved]	45
6.12. Cash on Hand	45
6.13. Investment Portfolio Account	45
SECTION 7. EVENTS OF DEFAULT	46
7.1. Events of Default	46
SECTION 8. AGENT	48
8.1. Appointment of Administrative Agent.	48
8.2. Powers and Duties	48
8.3. General Immunity	49

8.4. Agent Entitled to Act as Lender	50
8.5. Lenders' Representations, Warranties and Acknowledgment	50
8.6. Right to Indemnity	51
8.7. Successor Administrative Agent.	51
8.8. Withholding.	51
SECTION 9. MISCELLANEOUS	52
9.1. Notices	52
9.2. Expenses	52
9.3. Indemnity	53
9.4. Set-Off	53
9.5. Amendments and Waivers	54
9.6. Successors and Assigns; Participations	55
9.7. Independence of Covenants	58
9.8. Survival of Representations, Warranties and Agreements	58
9.9. No Waiver; Remedies Cumulative	59
9.10. Payments Set Aside	59
9.11. Severability	59
9.12. Obligations Several; Independent Nature of Lenders’ Rights	59
9.13. Headings	59
9.14. APPLICABLE LAW	59
9.15. CONSENT TO JURISDICTION	60
9.16. WAIVER OF JURY TRIAL	60
9.17. Confidentiality	61
9.18. Usury Savings Clause	62
9.19. Counterparts	62
9.20. Effectiveness	62
9.21. Patriot Act	62
9.22. Electronic Execution of Assignments	62

APPENDICES:	A Loan Commitments
B Notice Addresses, Principal Office

SCHEDULES:	1.1(a) Investment Portfolio Securities
2.14 Mandatory Prepayments
4.1 Jurisdictions of Organization and Qualification
4.2 Ownership
6.1 Certain Indebtedness
6.2 Certain Liens
6.5 Certain Investments
6.7 Acquisition of Assets

EXHIBITS:	A-1 Funding Notice
A-2 Conversion/Continuation Notice
B Note
C Compliance Certificate
D Opinion of Counsel
E Assignment Agreement
F Certificate Re Non-bank Status
G Closing Date Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 12, 2006, is entered into by and among EMC Corporation, a Massachusetts corporation (“Company”), the Lenders party hereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Sole Lead Arranger (in such capacity, “Lead Arranger”), and Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof; and

WHEREAS, Lenders have agreed to extend certain Loans to Company in an aggregate principal amount not to exceed $2,200,000,000, the proceeds of which will be used to finance the Acquisition.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” means the acquisition of all of the outstanding Capital Stock of RSA Security Inc. by the Company, pursuant to the Agreement and Plan of Merger.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Citibank, N.A., for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), pending against the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means the Lead Arranger and the Administrative Agent.

“Aggregate Amounts Due” as defined in Section 2.17.

“Agreement” means this Credit Agreement, dated as of September 12, 2006, as it may be amended, supplemented or otherwise modified from time to time.

“Agreement and Plan of Merger” means that certain Agreement and Plan of Merger, dated as of June 29, 2006, by and among the Company, Entrust Merger Corporation, and RSA Security Inc.

“Applicable Margin” means with respect to the Loans that are Eurodollar Rate Loans, 0.50% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Company or any Wholly Owned Subsidiary thereof), in one transaction or a series of transactions, of all or any part of the Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock, of any of the Company’s Subsidiaries, other than inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued); provided, that Asset Sale shall not include any Portfolio Asset Sale or any other disposition or exchange of securities in the Investment Portfolio.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 9.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Massachusetts or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Closing Date” means the date on which the Loan is made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $2,200,000,000.

“Company” as defined in the preamble hereto.

“Confidential Information” shall mean information concerning the Company, its Subsidiaries or its Affiliates which is non-public, confidential or proprietary in nature, or any information that is marked or designated confidential by or on behalf of the Company, which is furnished to any Agent or any Lender by the Company or any of its Affiliates directly or through any Agent in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof), together with all analyses, compilations or other materials prepared by such Agent or such Lender or their respective directors, officers, employees, agents, auditors, attorneys, consultants or advisors which contain or otherwise reflect such information.

“Consolidated Assets” means, at any date of determination, the total assets of the Company and its Subsidiaries determined in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Credit Document” means any of this Agreement, the Notes, if any, and all other documents, instruments or agreements executed and delivered by the Company for the benefit of any Agent or any Lender in connection herewith.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Proceeds” means the aggregate amount of any Net Asset Sale Proceeds received in connection with any Portfolio Asset Sale in the Investment Portfolio identified on Schedule 1.1(a).

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of the Company shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or formal

(other than general guidance) directive, by any Governmental Authority alleging (i) any actual or alleged violation of any Environmental Law; or (ii) contamination resulting from the Release of Hazardous Materials or any violation resulting from any actual or alleged Hazardous Materials Activity.

“Environmental Laws” means all final and enforceable current foreign, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments or any other final and enforceable requirements of Governmental Authorities governing (i) any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) the protection of human health or welfare, applicable to the Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA

Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Tax” means with respect to any Person, (a) income or franchise taxes imposed on (or measured in whole or in part by reference to) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise doing business or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Person is located and (c) any withholding tax that is imposed on amounts payable to such Person at the time such Person becomes a party to this Agreement (or designates a new lending office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.20(b), and (d) any Taxes imposed as a result of such Person’s gross negligence and willful misconduct.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hazardous Materials Activity” means any current activity, by the Company or its Subsidiaries using any Hazardous Materials, (except the use of any Hazardous Materials in the ordinary course of business), including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the publicly filed audited financial statements of the Company and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the publicly filed unaudited financial statements of the Company and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (but only to the extent of fair market value of such property or asset); (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another (but only to the extent of any such guaranty, endorsement, co-making or discounting); (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the debt obligation of the obligor thereof will be paid or discharged; (ix) any actual liability of such Person for a debt obligation of another through any agreement (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents); or (ii) any Environmental Claim or any Hazardous Materials Activity arising from any past or present activity, or practice of the Company or any of its Subsidiaries.

“Indemnitee” as defined in Section 9.3.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, December 31, 2006, and March 31, 2007, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period; provided further, that notwithstanding the foregoing, at any time after the Company has been notified that the Loans are assignable through a Settlement Service and until the Company receives notice that the Loans are no longer assignable through a Settlement Service, in the case of any Loans, “Interest Payment Date” shall mean only each Quarterly Date and the final maturity date of such Loan.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Company’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Wholly Owned Subsidiary of the Company); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person (other than the Company or any Wholly Owned Subsidiary thereof), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Company or any of its Subsidiaries to any other Person (other than the Company or any Wholly Owned Subsidiary thereof), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Portfolio” means the non-restricted, fully transferable investment grade debt securities owned directly or indirectly by the Company, including, but not limited to, diversified United States Government securities, mortgage-backed securities and other high rated corporate securities, identified on Schedule 1.1(a) with an aggregate minimum fair market value of approximately $3,090,000,000 as of the Closing Date.

“Investment Portfolio Account” means any account in which the Investment Portfolio is maintained identified on Schedule 1.1(a).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lead Arranger” as set forth in the preamble hereto.

“Lender” means, as of the Closing Date, GSCP and, after the Closing Date, GSCP and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means the loan extended to the Company by GSCP, as Lender, pursuant to Section 2.1 hereunder.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, assets or condition (financial or otherwise) the Company and its Subsidiaries taken as a whole; (ii) the ability of the Company to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against the Company of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender under any Credit Document.

“Material Subsidiary” means any Subsidiary of the Company which (i) individually owns more than 10% of the Consolidated Assets or 10% of the assets held in the Investment Portfolio and (ii) is designated as a Material Subsidiary on Schedule 4.2.

“Maturity Date” means the earlier of (i) the date that is six months following the Closing Date, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale or Portfolio Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Company or any of its Subsidiaries from such Asset Sale or Portfolio Asset Sale minus (ii) any bona fide direct costs incurred in connection with such Asset Sale or Portfolio Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale or Portfolio Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale or Portfolio Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale or Portfolio Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale or Portfolio Asset Sale.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of the Company under the Credit Documents, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Obligation, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Portfolio Asset Sale” means (a) the maturity of any outstanding security in the Investment Portfolio or (b) a sale, assignment, conveyance, transfer or other disposition of any interests in the Investment Portfolio to any Person (other than the Company or any Wholly Owned Subsidiary thereof).

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agents or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

“Pro Forma Basis” means in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.

“Pro Rata Share” means the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Company in any real property.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure and representing more than 50% of the sum of the aggregate Loan Exposure.

“Rolling Period” means with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement Confirmation” as defined in Section 9.6(b).

“Settlement Service” as defined in Section 9.6(d).

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, however, that for purposes of Section 2 Taxes shall not include Excluded Taxes.

“Terminated Lender” as defined in Section 2.23.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the outstanding Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to Lenders pursuant to Section 5.1(a) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The provisions of any Schedule hereof are incorporated by reference herein as if set forth in their entirety in this Agreement.

SECTION 2. LOANS

2.1. Commitments. Subject to the terms and conditions hereof, the Lender agrees to make, on the Closing Date, a loan or loans (each a “Loan” and, collectively, the “Loans”) to Company in an amount equal to such Lender’s Commitment.

The Company may make only one borrowing pursuant to this Agreement, which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.13(a) and the provisions of Schedule 2.14, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. The Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

2.2. Borrowing Mechanics.

(a) Company shall deliver to Administrative Agent a fully executed Funding Notice (no later than three Business Days if Eurodollar Rate Loans) prior to the Closing Date.

(b) The Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Company.

2.3. [Reserved].

2.4. [Reserved].

2.5. [Reserved].

2.6. Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be applied by Company to fund the Acquisition. No portion of such proceeds shall be used in any manner that causes or might cause such proceeds or the application thereof to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount of such Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of any Loan. Company hereby designates GSCP to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, as soon as practicable after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of a Base Rate Loan, at the Base Rate; or

(ii) in the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan having an Interest Period of one month.

(c) In connection with Eurodollar Rate Loans there shall be no more than five Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Eurodollar Rate Loan having an Interest Period of one month on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender. Notwithstanding anything to the contrary in this Section 2.8(c), if the Maturity Date is less than one month following the last day of the then-current Interest Period for a Eurodollar Rate Loan or a circumstance specified in Section 2.18(a), (b) (with respect to the Affected Loans subject to the provisions thereof), such Eurodollar Rate Loan will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Eurodollar Rate Loan.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis on and to the December 31st and March 31st most recently ended prior to such payment date and shall be payable in arrears on each Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date. During any period when Loans may be assigned through a Settlement Service: (i) Interest payable on April 1 will include all interest accrued through and including March 31(and all interest accruing after March 31 shall be payable on the next Interest Payment Date); (ii) Interest payable on July 1 will include all interest accrued through and including June 30 (and all interest accruing after June 30 shall be payable on the next Interest Payment Date; (iii) Interest payable on October 1 will include all interest accrued through and including September 30 (and all interest accruing after September 30 shall be payable on the next Interest Payment Date; and (iv) Interest payable on January 1 will include all interest accrued through and including December 31(and all interest accruing after December 31 shall be payable on the next Interest Payment Date.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 (and so long as no Default or Event of Default shall have occurred and then be continuing and the Company has received notice from the Requisite Lenders that Eurodollar Rate Loan conversions or continuations are no longer permissible during the continuation of such Default or Event of Default), Company shall have the option:

(i) to convert at any time all or any part of any Loan equal to $100,000,000 and integral multiples of $10,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $100,000,000 and integral multiples of $10,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default and the written notice of the Requisite Lenders, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees. The Company agrees to pay to Agents any fees payable pursuant to separate agreements specifically related to this Agreement and between Company and Agents.

2.12. Repayment. The principal amounts of the Loans shall be paid in full no later than the Maturity Date. Such principal amounts shall be reduced in connection with any voluntary or mandatory prepayments of the Loans, in accordance with Section 2.13 and 2.15 and the provisions of Schedule 2.14, each as applicable.

2.13. Voluntary Prepayments.

(a) At any time and from time to time, Company may prepay any Loans on any Business Day in whole or in part.

(b) All such prepayments shall be made:

(i) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans or, if sooner, include any compensation due pursuant to Section 2.18(c);

in each case given to Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for the Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that, a notice of prepayment of the Loans delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a change of control, and in either case, (a) such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and (b) the Company shall pay such amount, if any, required pursuant to Section 2.18(c). Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

2.14. Mandatory Prepayments. Any Loans outstanding hereunder shall be prepaid in accordance with the terms and conditions set forth in Schedule 2.14.

2.15. Application of Prepayments.

(a) Application of Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) or clauses (a), (b), (c) and (d) of Schedule 2.14 shall be applied on a pro rata basis to reduce the outstanding principal on the Loans.

(b) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 5:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, such extension of time shall be included in the computation of the payment of interest hereunder.

(f) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 5:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).

2.17. Ratable Sharing. Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment, (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them and (c) the Administrative Agent shall reflect such transaction on the Register; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to the Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to the Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind the Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. In the event that GSCP is no longer the sole Lender hereunder, calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date such Lender becomes a party to the Agreement, or compliance by such Lender with any guideline, request or directive issued or made after the date such Lender becomes a party to the Agreement by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date such Lender becomes a party to the Agreement of any law, rule or regulation (or any provision thereof)

regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by the Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If the Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Company to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement within five (5) days of the Company becoming aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by the Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c) Evidence of Exemption From or Reduction in U.S. Withholding Tax. Each Lender and Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two accurate original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company, to establish that such Lender is not subject to deduction or withholding of United States federal income tax or is subject to a reduced rate of deduction or withholding of United States federal income tax with respect to any payments to Administrative Agent or such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption or reduction under an income tax treaty) pursuant to clause (i) above, a Certificate re Non-Bank Status in the form of Exhibit E together with two accurate and original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, or (iii) two accurate original copies of Internal Revenue Service Form W-8IMY (or any successor form), properly completed and duly executed by such Lender, together with the forms described in (i) or (ii), as applicable, and such other documentation required under the Internal Revenue Code and reasonably requested by Company, to establish that Administrative Agent or such Lender is not subject to deduction or withholding of United States federal income tax or is subject to a reduced rate of deduction or withholding of United States federal income tax with respect to any payments to Administrative Agent or such Lender of interest payable under any of the Credit Documents. Each Lender or Administrative Agent required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender or Administrative Agent of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender or Administrative Agent shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI , or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender or Administrative Agent, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender or Administrative Agent is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender or Administrative Agent under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in this Section 2.20(c); provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender) two accurate and original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.

2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after an officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay, to the extent requested, all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount computed in good faith of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Refunds. If a Lender or the Administrative Agent shall become aware that it is entitled to claim a refund from a taxing or other authority in respect of Taxes as to which the Company has paid additional amounts pursuant to Section 2.20(b), such Lender or Administrative Agent, as applicable, shall promptly notify the Company of the availability of such refund claim and within 30 days after receipt of a request by the Company, make a claim to such taxing or other authority for such refund. If the Administrative Agent or a Lender receives a refund of any Taxes as to which the Company has paid additional amounts pursuant to Section 2.20(b), it shall pay over such refund (to the extent of such additional amounts) to the Company, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant taxing or other authority with respect to such refund); provided that the Company, upon the written request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such taxing or other authority. This Section 2.22 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request, if any, for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of the Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by the Company for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of the Company’s Organizational Documents, certified as of a recent date by the appropriate governmental official (to the extent applicable); (ii) signature and incumbency certificates of the officers of the Company executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the date hereof by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of the Company’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of the Company and its Subsidiaries, both before and after giving effect to the Acquisition, shall be in all material respects as set forth on Schedule 4.2.

(d) Governmental Authorizations and Consents. The Company shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(e) Opinions of Counsel to the Company. Administrative Agent shall have received originally executed copies of the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, substantially in the form of Exhibit D, dated as of the Closing Date (unless otherwise specified) (and the Company hereby instructs such counsel to deliver such opinions to the Administrative Agent).

(f) [Reserved]

(g) Closing Date Certificate. Company shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(h) Closing Date. The Closing Date shall occur on or before September 20, 2006.

(i) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, that could have a Material Adverse Effect.

(j) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(k) Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be, if otherwise qualified by materiality, true and correct or if not so qualified, true and correct in all material respects, as of such date).

(l) No Default or Event of Default. On the Closing Date, no event shall have occurred and be continuing or would result from the making of the Loans hereunder that would constitute an Event of Default or a Default.

(m) Notices. Any Notice required to be given on or prior to the Closing Date shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, the Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company.

(n) Patriot Act. Company shall have provided sufficient information to the Agents and the Lender to enable the Agents and the Lender to satisfy the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans hereunder, the Company represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition contemplated hereby):

4.1. Organization; Requisite Power and Authority; Qualification. Each of the Company and its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Ownership. Schedule 4.2 correctly sets forth in all material respects the ownership interest of the Company in its Subsidiaries as of the Closing Date after giving effect to the Acquisition.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of the Company.

4.4. No Conflict. The execution, delivery and performance by the Company of the Credit Documents and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any of the Organizational Documents of the Company or any of its Material Subsidiaries, (b) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its Material Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Company; (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Company or any of its Material Subsidiaries; (d) result in or require the creation or imposition of any Lien upon any of the material properties or assets of the Company or any of its Material Subsidiaries; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Material Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders; provided, in the case of the foregoing clauses (b), (c), and (e), except where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by the Company of the Credit Documents and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except those consents, approvals, notices or other actions which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by the Company and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Company nor any of its other Subsidiaries described in the Historical Financial Statements has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, assets, (or financial) condition of the Company and its Subsidiaries taken as a whole.

4.8. [Reserved].

4.9. No Material Adverse Change. Since December 31, 2005, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10. Investment Portfolio. The securities listed on Schedule 1.1(a) accurately describe in all material respects the assets held by the Company in the Investment Portfolio as of the Closing Date.

4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Material Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. All material tax returns and reports of the Company and its Material Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Company and its Material Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except in each case (i) to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) those that are being contested in good faith by appropriate proceedings, so long as adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor if such reserves or provisions shall have been deemed necessary by the Company in accordance with GAAP.

4.13. [Reserved].

4.14. Environmental Matters. Neither the Company nor any of its Material Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Governmental Authority under any Environmental Law, or resulting from any Environmental Claim, or any violation resulting from any Hazardous Materials Activity that, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any letter or written request for information from any Governmental Authority under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that remains outstanding, except for any such letter or request for information that would not reasonably be expected to have a Material Adverse Effect. The Company’s knowledge, the Company and its subsidiaries are in compliance with all current Environmental Laws, except for any noncompliance that would not be reasonably expected to have a Material Adverse Effect. To the Company’s knowledge no violations of any Environmental Law has occurred that remains outstanding or is occurring by the Company or any of its Subsidiaries resulting from any Release of Hazardous Materials, or any Hazardous Materials Activity which or would reasonably be expected to have a Material Adverse Effect.

4.15. No Defaults. Neither the Company nor any of its Material Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. [Reserved].

4.17. Governmental Regulation. The Company is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Company will be used for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors. Not more than 25% of the Consolidated Assets consist of Margin Stock.

4.19. Employee Matters. Neither the Company nor any of its Material Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Company or any of its Material Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Company or any of its Material Subsidiaries (b) no strike or work stoppage in existence involving the Company or any of its Material Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Material Subsidiaries except (with respect to any matter specified in clause (a), (b) or (c) above, in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans. The Company, each of its Material Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan (other than a Multiemployer Plan), and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan (other than a Multiemployer Plan) which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event that could reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Company, any of its Material Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan except for any excess which could not reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is in the possession of the Company, the potential liability shown in such actuarial report of the Company, its Material Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information in the possession of the Company would not result, if due, in a Material Adverse Effect. The Company, each of its Material Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21. Solvency. The Company is and, upon the incurrence of any Obligation by the Company on any date on which this representation and warranty is made, will be, Solvent.

4.22. [Reserved].

4.23. Compliance with Statutes, etc. Each of the Company and its Material Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except with respect to such compliance, which representations are specifically covered by other provisions of Section 4), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.24. Disclosure. No representation or warranty of the Company contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of the Company or any of its Material Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (and known to the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.25. Material Subsidiaries. The Material Subsidiaries, if merged into each other and the Company, (i) hold assets constituting 80% or more of Consolidated Assets (not including the value of Capital Stock in any Subsidiary that is not a Material Subsidiary) and (ii) own all of the securities in the Investment Portfolio identified on Schedule 1.1(a).

4.26. Patriot Act. To the extent applicable, the Company is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). To the Company’s knowledge, no part of the proceeds of the Loans will be used, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27. Cash on Hand. EMC (Benelux) B.V., S.a.r.l has Cash on hand, plus short and long-term investments, in an aggregate amount of no less than $800,000,000.

SECTION 5. AFFIRMATIVE COVENANTS

The Company covenants and agrees that until payment in full of all Obligations, the Company shall perform, and shall cause each of its Material Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. The Company will deliver to the Agents and Lenders, sufficient copies for each Lender of the following (it being agreed that the obligation of the Company to deliver the financial statements referred to in paragraph (a) below may be satisfied by the delivery of annual and quarterly reports of the Company to the SEC on Forms 10-K and 10-Q containing such statements):

(a) Quarterly Reports. As soon as available, and in any event within 90 days after the end of each Fiscal Quarter ending after the Closing Date, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared on a quarterly basis, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b) [Reserved];

(c) Notice of Default. Promptly upon any Authorized Officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Company with respect thereto; (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(d) Notice of Litigation. Promptly upon any Authorized Officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

(e) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(f) Information required to be delivered pursuant to Section 5.1(c), (d), (e) and (i) shall be deemed to have been delivered on the date on which such information has been posed on the Company’s website on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website identified in such notice and accessible by the Administrative Agent and the Lenders without charge;

(g) [Reserved];

(h) [Reserved];

(i) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries, and (B) such other information and data with respect to the Company or any of its Material Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender;

(j) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, the Company shall indicate in writing whether such document or notice contains Nonpublic Information. The Company and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), any document or notice that the Company has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Company has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Company, its subsidiaries and their securities.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

5.2. Existence. Except as otherwise permitted under Section 6.7, the Company will, and will cause each of its Material Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, the Company or any of its Material Subsidiaries shall not be required to preserve any such existence, right or franchise, licenses and permits if the Company or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person.

5.3. Payment of Taxes and Claims. The Company will, and will cause each of its Material Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid (i) to the extent failure to pay could not reasonably be expected to have a Material Adverse Effect or (ii) if it is being contested in good faith by appropriate proceedings, so long as adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefore.

5.4. Maintenance of Properties. The Company will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Material Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5. Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and available on commercially reasonable terms.

5.6. Inspections. The Company will, and will cause each of its Material Subsidiaries to, permit any authorized representatives designated by the Administrative Agent, and after the occurrence and during the continuance of any Event of Default, any Lender reasonable access to visit and inspect any of the properties of the Company and any of its respective Material Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their Authorized Officers and, so long as any representative of the Company is present, independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Notwithstanding Section 9.2, unless any such visit or inspection is conducted after the occurrence and during the continuation of any Event of Default, the Company shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or any other Person in connection with such visit or inspection.

5.7. Conduct of the Business. The Company will, and will cause each of its Material Subsidiaries, taken as a whole, to be primarily engaged in (i) the businesses engaged in by the Company on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

5.8. Compliance with Laws. The Company will comply, and shall cause each of its Material Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, but excluding the matters specified in Section 5.3), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Further Assurances. At any time or from time to time upon the request of Administrative Agent, the Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents.

SECTION 6. NEGATIVE COVENANTS

The Company covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, the Company shall perform, and shall cause each of its Material Subsidiaries to perform, all covenants in this Section 6. Notwithstanding the foregoing, the restrictions contained in Sections 6.2 and 6.7(c) shall not apply to assets of the Company and its Material Subsidiaries that constitute Margin Stock to the extent the value of such assets exceeds 25% of the aggregate value of the Company’s or such Material Subsidiaries’ total assets.

6.1. Indebtedness. The Company shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) incurred in the ordinary course of business in an aggregate outstanding principal amount not to exceed $50,000,000;

(c) Indebtedness consisting of intercompany loans and advances by and among the Company and its Wholly Owned Subsidiaries;

(d) guaranties by the Company of Indebtedness of a Subsidiary or guaranties by a Material Subsidiary or the Company of Indebtedness of the Company or a Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees;

(g) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed the amount of Indebtedness (including principal, interest and fees) being renewed, extended or refinanced or (C) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h) Indebtedness of the Company or any Material Subsidiary issued and outstanding prior to the date on which such Person merged into or became a Subsidiary of the Company (other than Indebtedness issued in connection with, or in anticipation of, such Person merging into or becoming a Subsidiary of the Company); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person merging into or becoming a Subsidiary of the Company, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (i) and (j) below, shall not exceed $50,000,000;

(i) any renewal, extension or modification of Indebtedness under paragraph (h) above so long as such renewal, extension or modification is effected on substantially the same terms or on term which, in the aggregate, are not materially more adverse to the Lenders;

(j) Indebtedness of the Company or any Material Subsidiary in any aggregate outstanding principal amount not to exceed $50,000,000;

(k) deposits raised in the ordinary course of the banking business of any Material Subsidiary that is subject to state and/or federal banking regulations that constitute Indebtedness and any discount or borrowing by such Material Subsidiary in the ordinary course of the banking business of such Material Subsidiary;

(l) derivative transactions entered into in the ordinary course of business pursuant to hedging programs; and

(m) Indebtedness the proceeds of which are used in full to prepay the Obligations pursuant to clause (d) of Schedule 2.14.

If the Company or any Material Subsidiary’s action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Company in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

6.2. Liens. The Company shall not, nor shall it permit any of its Material Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Material Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) [Reserved];

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code (unless in compliance with Section 5.3 hereof) or by ERISA);

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) to the extent not covered by clause (d) above, Liens securing judgments which do not constitute an Event of Default;

(l) purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; (ii) the debt secured by the Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) such transaction does not otherwise violate this Agreement;

(m) licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Material Subsidiary;

(n) Liens described in Schedule 6.2, and any extensions, renewals or replacements thereof; provided that an such extension, renewal or replacement Lien shall be limited to all or part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations); and

(o) Liens securing (or covering property constituting the source of payment for) any Indebtedness permitted pursuant to Section 6.1; provided, that the aggregate amount of Indebtedness secured by any and all Liens permitted under this Section 6.2(o) shall not exceed $50,000,000 at any time.

If the Company or any Material Subsidiary’s action or event meets the criteria of more than one of the types of Liens or other categorical description described in the clauses above, the Company in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

6.3. [Reserved].

6.4. Restrictions on Subsidiary Distributions. Except as provided herein, the Company shall not, nor shall it permit any of its Material Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Material Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Material Subsidiary’s Capital Stock owned by Company or any other Material Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Material Subsidiary to Company or any other Material Subsidiary of Company, (c) make loans or advances to Company or any other Material Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Material Subsidiary of Company other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.5. Investments. The Company shall not, nor shall it permit any of its Material Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) intercompany loans to the extent permitted under Section 6.1(c);

(b) loans and advances to employees of the Company and its Wholly Owned Subsidiaries made in the ordinary course of business;

(c) Investments described in Schedule 6.5;

(d) Investments in the Investment Portfolio or held by EMC (Benelux) B.V., S.a.r.l;

(e) the Acquisition;

(f) Investments existing on the Closing Date (other than Investments permitted under Section 6.5(d));

(g) any Investments made in the ordinary course of business or consistent with past practices; and

(h) any other Investments in an aggregate amount not to exceed $1,000,000,000.

6.6. [Reserved].

6.7. Fundamental Changes; Disposition of Assets; Acquisitions. The Company shall not, nor shall it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Material Subsidiary of the Company may (i) be merged with or into the Company, any other Wholly Owned Subsidiary of the Company or any entity which immediately upon the effectiveness of such merger becomes a Material Subsidiary of the Company, or (ii) whether in a liquidation, wind-up, dissolution or otherwise, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions all or any part of its business, property or assets to the Company, any Wholly Owned Subsidiary or any entity which immediately upon the effectiveness of any such transaction become a Material Subsidiary of the Company; provided, in the case of such a merger with the Company, the Company shall be the continuing or surviving Person, or if the Company is not the continuing or surviving entity, the surviving entity or the successor to the Company has unconditionally assumed in writing all of the payment and performance obligations of the Company under this Agreement and the other Credit Documents;

(b) sales or other dispositions of assets that do not constitute Asset Sales or Portfolio Asset Sales;

(c) Asset Sales or Portfolio Asset Sales, provided that (1) the consideration received for such assets shall consist solely of Cash and shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)) and (2) the Net Asset Sale Proceeds thereof shall be applied as required by Schedule 2.14(a);

(d) disposals of obsolete, worn out or surplus property;

(e) acquisitions of assets described in Schedule 6.7; and

(f) Investments made in accordance with Section 6.5.

6.8. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.7, the Company shall not, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to the Company or another Wholly Owned Subsidiary of the Company (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.9. [Reserved].

6.10. [Reserved].

6.11. [Reserved].

6.12. Cash on Hand. The Cash on hand, plus short and long-term investments, held by EMC (Benelux) B.V., S.a.r.l shall not be less than $800,000,000.

6.13. Investment Portfolio Account. Company shall maintain all assets included in the Investment Portfolio in the Investment Portfolio Account and shall not dispose of any such assets other than pursuant to a Portfolio Asset Sale consummated in accordance with Section 6.7(c).

SECTION 7. EVENTS OF DEFAULT

7.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) any interest on any Loan within five days after the date due; or (iii) any fee or any other amount due hereunder within five days after written notice of non-payment has been received by the Company from the Administrative Agent; or

(b) Default in Other Agreements. (i) Failure of the Company or any of its respective Material Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) in an aggregate principal amount of $100,000,000 in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by the Company with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that clause (ii) shall not apply to any Indebtedness of any Material Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of the Company (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Company) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by the Company or any of its Subsidiaries; and provided, further, that in the case of any derivative transaction described in Section 6.1(j), each reference in this clause (b) to the amount of $100,000,000 shall mean the amount payable by the Company or any of its Material Subsidiaries in connection with a default and not to the notional amount of such derivative transaction; or

(c) Breach of Certain Covenants. Failure of the Company to perform or comply with any term or condition contained in Section 2.6, Section 5.2 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by the Company in any Credit Document or in any statement or certificate at any time given by the Company or on behalf of any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. The Company shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 7.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of the Company acquiring knowledge of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) [reserved]

(k) [reserved]

(l) Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement ceases to be in full force and effect or shall be declared null and void, or (ii) the Company shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability;

THEN, (1) upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind (other than, in the case of clause (2), the notice by the Administrative Agent), all of which are hereby expressly waived by the Company: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

SECTION 8. AGENT

8.1. Appointment of Administrative Agent. GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Administrative Agent and Lenders and the Company shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries. Any Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacities as Lead Arranger and Administrative Agent, shall not have any obligations but shall be entitled to all benefits of this Section 8.

8.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of the Company, and Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Company or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative

Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.3 and of Section 8.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against the Company and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to the Company, Lender or any other Person and the Company, Lender or any other Person shall not have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.4. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making of Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

8.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7. Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to, and (other than during the continuation of an Event of Default) the consent of, the Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

8.8. Withholding. To the extent required by any applicable law, Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 9. MISCELLANEOUS

9.1. Notices. (a) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Company or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in any other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 8.3(c) hereto as designated by the Administrative Agent from time to time.

(b) Any party hereto may change its address, telex or telefacsimile number and other communications hereunder for notices and other communications hereunder by notice to the other parties hereto.

(c) Notices and other communication to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to Notices unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual, reasonable and documented costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company; (c) the reasonable and documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual, reasonable and documented costs and reasonable and documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; and (e) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all reasonable and documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from the Company hereunder or under the other Credit Documents by reason of such Default or Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, however that the Company shall not be liable for the fees and expenses of more than one separate firm for the Lenders (unless there shall exist an actual conflict of interest among such Persons) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction.

9.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 9.2, the Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee; provided further, however, the Company shall not be liable for the fees and expenses of or more than one separate firm for all such Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, neither the Company nor any Lender nor any Agent shall assert, any claim against the Company, Lenders, Agents or their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company, each Lender and each Agent hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by the Company at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Company or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

9.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 9.5(b) or Section 9.5(c);

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date; or

(viii) consent to the assignment or transfer by the Company of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Company therefrom, shall:

(i) [Reserved];

(ii) alter the required application of any repayments or prepayments as between Lenders pursuant to Section 2.15 without the consent of Requisite Lenders which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Lenders, of any portion of such prepayment which is still required to be made is not altered; and

(iii) amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and the Company.

9.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. None of the Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Company without the prior written consent of all Lenders (other than as contemplated in Section 6.7). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 9.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 9.6(d). Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; provided, further each such assignment pursuant to this Section 9.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender);

provided, no Lender shall assign or sell participations of all or a portion of its interest in a Loan to any Person who is (A) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (B) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515;

provided further, however that notwithstanding anything to the contrary hereunder, no Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations as a Lender under this Agreement without prior consultation with the Company (unless an Event of Default has occurred and is continuing).

(d) Mechanics. Assignments of Loans by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 9.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. Administrative Agent’s and Company’s consent shall be deemed to have been granted pursuant to Section 9.6(c)(ii) with respect to any transfer effected through the Settlement Service. Subject to the other requirements of this Section 9.6, assignments and assumptions of Loans may also be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement with the prior written consent of each of Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing). Initially, assignments and assumptions of Loans shall be effected by such manual execution until Administrative Agent notifies Lenders to the contrary. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as a Lender is required to deliver pursuant to Section 2.20(c). Notwithstanding anything herein or in any Assignment Agreement to the contrary and (i) unless notice to the contrary is delivered to the Lenders from the Administrative Agent or (ii) so long as no Default or Event of Default has occurred and is continuing, payment to the assignor by the assignee in respect of the settlement of an assignment of any Loan shall include such compensation to the assignor as may be agreed upon by the assignor and the assignee with respect to all unpaid interest which has accrued on such Loan to but excluding the Assignment Effective Date. On and after the applicable Assignment Effective Date, the applicable assignee shall be entitled to receive all interest paid or payable with respect to the assigned Loan, whether such interest accrued before or after the applicable Assignment Effective Date.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Loan; and (iii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, other than as contemplated pursuant to Section 6.7. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

9.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, (i) the agreements of the Company set forth in Sections 2.18(c), 2.19, 2.20, 9.2, 9.3 and 9.4; (ii) the agreements of the Agents and the Lenders, as applicable, set forth in Sections 2.17, 8.3(b), 8.6 and 9.17 and (iii) the agreements of the parties hereto in Section 9.14, 9.15 and 9.16 shall survive the payment of the Loans and the termination hereof.

9.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10. Payments Set Aside. To the extent that the Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders exercise their rights of setoff, and such payment or payments or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11. Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND

SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH SUCH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES THE OTHER PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

9.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN

WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17. Confidentiality. Each Agent and each Lender agrees that it will not use, either directly or indirectly, any of Confidential Information except in connection with this Agreement and the transactions contemplated hereby and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat such party’s own Confidential Information. No Agent or any Lender shall disclose to any Person the Confidential Information, except that, in any event, an Agent or any Lender may make (i) disclosures of such information to Affiliates of such Agent or such Lender and to their agents and advisors who need to know the Confidential Information for purposes related to this Agreement or any other Credit Document or any transactions contemplated thereby or reasonably incidental to the administration of this Agreement or the other Credit Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential in a manner consistent with the provisions of this Section 9.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, (provided such potential assignees, transferees or participants are advised of the confidential nature of such information and agree to keep such information confidential in accordance with the provisions of this Section 9.17), (iii) disclosures of such information reasonably required by any lender or other Person providing financing to such Lender (provided, such lenders or other Persons are advised of the confidential nature of such information and agree to keep such information confidential in a manner consistent with the provisions of this Section 9.17), (iv) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Company received by it from any of the Agents or any Lender, (v) with the prior written consent of the Company and (vi) disclosures required by any governmental agency or representative thereof having jurisdiction over such Agent or such Lender or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify Company immediately of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Person by such governmental agency) for disclosure of any such Confidential Information prior to disclosure of such information so that the Company, if in its discretion deems appropriate, may seek appropriate protective relief to the extent permitted by applicable law and such Agent or such Lender, as the case may be, will freely and in good faith cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, provided further that in the event that such protective remedy or other remedy is not sought or obtained, such Agent or such Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the

Confidential Information in a manner reasonably designed to preserve its confidential nature. Neither the Agent nor any Lender shall make any public announcement or advertisement regarding this Agreement or the transactions contemplated hereby without the prior consent of the Company (such consent not to be unreasonably withheld or delayed). The obligations of each Agent and each lender under this Section 9.17 shall survive the termination or expiration of this Agreement.

9.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

9.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written, electronic or telephonic notification of such execution and authorization of delivery thereof.

9.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

9.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

EMC CORPORATION

By:	/s/ David I. Goulden
Name:	David I. Goulden
Title:	Chief Financial Officer

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Lead Arranger, Administrative Agent and a Lender

By:	/s/ William Archer
Authorized Signatory

APPENDIX A

TO CREDIT AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$2,200,000,000	100.0%

APPENDIX A

APPENDIX B

TO CREDIT AGREEMENT

Notice Addresses

EMC CORPORATION

176 South St.

Hopkinton, MA 01748-9103

Attention: Office of the General Counsel

Telecopier: (508) 497-6915

Web Site: www. emc.com

in each case, with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: James M Douglas, Esq.

Telecopier: (917) 777-2868

APPENDIX B-1

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Lead Arranger, Administrative Agent and a Lender

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

Attention: Sheila McGillicuddy

Telecopier: (212) 902-3000

with a copy to:

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

Attention: Matthew DeFusco

Telecopier: (212) 902-3000

APPENDIX B-2